Exhibit 10.7

July 7, 2022

Sent via E-Mail

MacroStrategy LLC

Attn: Phong Le

1850 Tower Crescent Plaza

Tysons Corner, VA 22182

E: ####

Loan No. ####

Dear Mr. Le,

With regard to the loan referenced above (the "Loan"), Silvergate Bank ("Bank," "we," "us," and "our") is providing this letter to you ("Borrower," "you," and "your") to confirm our agreement to modify certain terms contained in the Loan Documents evidencing your Loan (this "Letter Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in that certain Credit and Security Agreement dated March 23, 2022 (the "Loan Agreement"), entered into by and between you and the Bank.

As previously discussed, during the Bank’s customary loan documentation review process, we determined that certain aspects of how your Loan was being administered differed slightly from the express terms of the Loan Documents. The modifications set forth below are necessary to ensure your Loan is administrated in a manner that's consistent with the terms of your Loan Documents. We believe it is in our collective best interests to maintain the Loan Documents in a manner which reflects the mutual understandings between the Bank and you, as our customer. Accordingly, and as consideration for Borrower’s agreements as set forth herein, the Loan Agreement is hereby modified as follows:

1.	Modification of I. DEFINITIONS., Section 1.2. General Terms. “Collateral Value” is hereby replaced in its entirety by the following:

“Collateral Value” means, as of any date of determination, the value in Dollars of bitcoin held in the Collateral Account, in each case as reasonably determined by Lender as of 1:00 p.m. Pacific Time (“PT”) on the Business Day of valuation (“Valuation Time”) under the Valuation Method. For clarity, Lender shall only determine the Collateral Value on Business Days occurring during the Term and will not determine the Collateral Value on non-Business Days. In the absence of fraud or manifest error, any valuations prepared by Custodian using the Valuation Method shall be deemed reasonable for purposes of this paragraph. In determining the Collateral Value, Lender may exclude from the calculation of Collateral Value any bitcoin that Lender determines, acting reasonably and in good faith creates an unreasonable material risk relating to OFAC, BSA/AML compliance or similar matters based on Lender’s blockchain analytics analysis and other diligence; provided that Lender is making substantially the same exclusions for other similarly situated borrowers in its portfolio that are utilizing bitcoin as collateral. Lender shall provide Borrower with ten (10) Business Days' prior written notice before any such exclusion and adjustment is made effective; provided, that if Lender is required by Applicable Law or other governmental or regulatory directive to immediately exclude any assets from the determination of Collateral Value, Lender may immediately do so, but shall undertake commercially reasonable efforts to provide Borrower with as prompt notice as possible regarding any such required exclusion and adjustment. Lender shall provide Borrower a written certification that it is making substantially the same exclusions for other similarly situated borrowers in its portfolio that are utilizing bitcoin as collateral, and such certification shall be conclusive evidence of such fact.

2.	Modification of II. TERM LOAN, PAYMENTS., Section 2.4 Collateral Shortfall and Section 2.6 Return of Excess Collateral. Sections 2.4. and 2.6. are hereby replaced in their entirety by the following:

2.4Collateral Shortfall. If, on any Business Day, the LTV Ratio is equal to or greater than the Maximum Advance Rate (a “Collateral Shortfall”), the Borrower shall cause the LTV Ratio to be less than or equal to the Minimum Advance Rate, or for so long as Borrower elects to pay Mid-Point Additional Interest in accordance with Section 3.3 below, the Mid-Point Advance Rate, at the valuation time (1 p.m. PST) on the next Business Day. If the LTV Ratio is not less than or equal to the Minimum Advance Rate or Mid-Point Advance Rate, as applicable, as determined at the valuation time (1 p.m. PST) on that next Business Day after the occurrence of a Collateral Shortfall, an Event of Default shall be deemed to exist, in which case Lender shall be entitled to exercise any and all rights and remedies under Article XI and/or applicable law. For the avoidance of doubt, after Borrower reduces the LTV ratio as a result of a Collateral Shortfall to be less than or equal to the Minimum Advance Rate or Mid-Point Advance Rate, as applicable, Borrower shall have no obligation to maintain the LTV Ratio at such Minimum Advance Rate or Mid-Point Advance Rate, as applicable, for so long as no subsequent Collateral Shortfall occurs.

2.6Return of Excess Collateral. If, on any Business Day, the LTV Ratio is less than the Minimum Advance Rate as a result of excess Collateral in the Collateral Account (the “Excess Collateral”), Borrower may, but not more frequently than once per Business Day, request a return of some or all of the Excess Collateral. Requests for a return of Excess Collateral must be in writing (which may be delivered by email) and be for a minimum amount of at least $5,000,000.00 (or equivalent amount of BTC calculated in accordance with the Valuation Method). Borrower shall deliver written requests to the Custodian and Lender. Lender shall use commercially reasonable efforts to authorize the Custodian to process such requests within one (1) Business Day (and shall, in any case, so authorize the Custodian within two (2) Business Days) after Lender’s receipt of the request. In no event shall Borrower be entitled to a return of any Collateral, if, after giving effect to the return of that Collateral, the LTV Ratio would exceed the Minimum Advance Rate. Upon any return of such Collateral, the Lender’s Lien and security interest granted under this Agreement shall be automatically released and of no further force or effect with respect to the Excess Collateral returned to Borrower.

3.	Modification of IX. INFORMATION AS TO BORROWER., Section 9.4. Collateral Account Reports. Section 9.4. is hereby replaced in its entirety by the following:

9.4Collateral Account Reports. Solely to the extent the Custodian fails to provide Lender with electronic access to daily account information, including asset balances, for the Collateral Account, then, upon written request by Lender, at or prior to 8:00 a.m. PT each Business Day during an Availability Period, the Borrower shall make available a report to the Lender that sets forth the total amount of bitcoin subject to the Collateral Account, in each case as of 8:00 a.m. PT.

Again, this revision is intended to conform your Loan Documents to the manner in which your Loan is already being administered, including with respect to the determination of any Collateral Shortfalls or Advances and to ensure that valuation times under the Loan Agreement are consistent with the Bank’s operational practices and course of performance between you and us.

In order to effect this change, please confirm your agreement with the terms of this Letter Agreement by signing below and returning a copy of the signed Letter Agreement to the undersigned. We would greatly appreciate if you could return the signed Letter Agreement within ten (10) days after your receipt.

The Effective Date of the Loan Agreement remains unchanged by the revision noted herein, and all other terms and conditions for the Loan Agreement and the Loan Documents evidencing the Loan made to you by the Bank remain unchanged. Please retain this Letter Agreement after signing and place it with your original loan documentation.

Silvergate Bank values your relationship and thanks you for having allowed us to service you banking needs. Should you have any questions concerning the contents of this letter, please contact the undersigned at ####.

This agreement may be executed in two or more counterparts, which may contain facsimile or electronic copies of signatures. Each of such counterparts will be deemed to be an original copy of this agreement. Signature by facsimile or electronic transmission shall bind the parties hereto. The words “execution,” “signed,” “signature,” and words of similar import in this agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

Sincerely,

/s/ Chris McDonagh
Chris McDonagh
Senior Digital Asset Lending Officer Silvergate Bank

Acknowledged and Accepted:

MacroStrategy LLC,
a Delaware limited liability company

Signature:	/s/ Phong Le	Dated:	7/7/2022

Name:	Phong Le
Title:	Vice President & Treasurer